UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2014

MARCUS & MILLICHAP, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36155	35-2478370
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(Address of Principal Executive Offices including Zip Code)

(818) 212-2250

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Executive Short-Term Incentive Plan

Effective March 13, 2014, the board of directors approved the adoption of the Executive Short-Term Incentive Plan (the “Executive STIP”), which will be subject to the approval of the stockholders of the Company at the Company’s 2014 Annual Meeting of Stockholders. Section 162(m) of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and guidance promulgated thereunder require that the Company’s stockholders approve the material terms of the Executive STIP in order to grant fully deductible, performance-based bonuses to the covered employees thereunder. The purpose of the Executive STIP is to motivate and reward eligible employees for their contributions towards the achievement by the Company of certain objective performance goals related to the Company’s financial and operational performance. Certain officers of the Company will be eligible to participate in the plan as determined by the Compensation Committee of the board of directors. Awards under the Executive STIP to each participant will be based on an individual incentive target for the performance period established by the Compensation Committee and the satisfaction of the applicable performance goal(s) determined by the Compensation Committee for such performance period. If approved by the stockholders, the Executive STIP will be effective for performance periods beginning in the year ending December 31, 2014. The Executive STIP does not have a fixed termination date and may be terminated by the Compensation Committee at any time, provided that such termination will not affect the payment of any awards accrued under the Executive STIP prior to the time of termination. All awards to participants will be based on actual performance during the fiscal year ending in 2014 (and future fiscal years) and will be made at the discretion of the Compensation Committee.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title or Description

99.1	Executive Short-Term Incentive Plan, dated March 13, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARCUS & MILLICHAP, INC.

Date: March 17, 2014	By:	/s/ Martin E. Louie

Martin E. Louie
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

99.1	Executive Short-Term Incentive Plan, dated March 13, 2014.